UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)                                            July 7, 2011

GLOBETRAC INC.
(Exact name of registrant as specified in its chapter)

Delaware	000-33309	33-0953557
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

1100 Melville Street, Suite 610 Vancouver, British Columbia, Canada (Address of principal executive offices)	V6E 4A6 (Zip Code)

Registrant’s telephone number, including area code 1-800-648-4287

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 8.01.   Other Events.

On July 5, 2011 GlobeTrac was served with a lawsuit by LBM Financial, LLC, the plaintiff.  The plaintiff is suing Angelo A. Scola, Thermoforte Green, LLC, and Thermoforte, Inc. for damages on an alleged debt owed to the plaintiff.  GlobeTrac was added as a “Reach & Apply Defendant” in this lawsuit as a result of the proposed asset acquisition GlobeTrac was negotiating with Mr. Scola and Thermoforte Green, LLC.

The plaintiff is claiming an interest in certain assets of Mr. Scola and Thermoforte as a result of alleged unpaid loans and amounts due to the plaintiff that Mr. Scola guaranteed.  The plaintiff is seeking a court order that some of the shares and all of the cash to be paid to Mr. Scola and Thermoforte under the proposed asset acquisition be reached and applied to pay the debt owed to the plaintiff.

GlobeTrac has no knowledge of the alleged claims in the lawsuit and is seeking a litigator to retain and defend its rights and interests in this lawsuit.  GlobeTrac will also be seeking, if possible, to have the lawsuit dismissed or have itself removed from the lawsuit on the grounds that there is no binding agreement with Mr. Scola or Thermoforte.

Despite the lawsuit, GlobeTrac is continuing with its due diligence on the business and the assets of Thermoforte Green, LLC pursuant to the terms and conditions of the Letter Agreement dated June 9, 2011 among GlobeTrac, Angelo Scola, and Thermoforte Green, LLC.  See Exhibit 10.7 – Letter Agreement for more details.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description

10.7
Letter Agreement dated June 9, 2011 among GlobeTrac Inc., Angelo Scola, and Thermoforte Green, LLC., filed as an Exhibit to GlobeTrac’s Form 8-K (Current Report) on June 10, 2011, and incorporated herein by reference.
Filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, GlobeTrac Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

GLOBETRAC INC.

Date: July 7, 2011	By:	/s/ John da Costa
John daCosta
CEO & President